 Exhibit 99.1

Polaris Industries Inc. Completes Acquisition of Boat Holdings, LLC

MINNEAPOLIS--(BUSINESS WIRE)--July 2, 2018--Polaris Industries Inc. (NYSE: PII) today announced that it has completed the previously announced acquisition of Boat Holdings, LLC (“Boat Holdings”), a privately held boat manufacturer, in an all-cash transaction valued at a net present value (“NPV”) of approximately $805 million. Boat Holdings offers a full lineup of pontoon, deck and cruiser boats through its recognized brands of Bennington, Godfrey, Hurricane and Rinker.

As previously announced, Boat Holdings will operate as a distinct business unit led by current Boat Holdings’ Chief Executive Officer Jake Vogel and will report to Bob Mack, president of Global Adjacent Markets and senior vice president of Corporate Development and Strategy at Polaris.

Advisors

Goldman Sachs & Co. LLC acted as financial advisor to Polaris; and Simpson, Thacher & Bartlett LLP acted as Polaris’ legal advisor. Stephens Inc. acted as Boat Holdings’ financial advisor and Jones Day acted as legal advisor to Boat Holdings.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2017 sales of $5.4 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally include military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding the future performance of Boat Holdings and the combined companies and the accounting effects of the acquisition are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include factors such as costs relating to the transaction may be greater than expected; anticipated tax benefits may not be achieved by Polaris; problems may arise in integrating the businesses of the two companies and the integration may not be successful; the combined companies may be unable to achieve any anticipated synergies or any benefits of the transaction may take longer to realize than expected; increased competition and its effect on pricing; the combined companies may not perform as expected following the closing; and other risks beyond the control of either party. Investors are also directed to consider other risks and uncertainties discussed in documents filed by Polaris with the Securities and Exchange Commission. Polaris does not undertake any duty to any person to provide updates to its forward-looking statements.

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CONTACT:
Polaris Industries Inc.
Media Contact:
Jess Rogers, 763-513-3445
jessica.rogers@polaris.com
or
Investor Contact:
Richard Edwards, 763-513-3477
richard.edwards@polaris.com